Exhibit 99.1

         Annapolis Bancorp Earnings up 47.0% as Assets Top $300 Million


    ANNAPOLIS, Md.--(BUSINESS WIRE)--Aug. 1, 2005--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $672,000 ($0.17 per basic and $0.16 per diluted share) for the 2nd quarter of 2005, a 47.0% increase over 2nd quarter 2004 net income of $457,000 ($0.11 per basic and diluted share).
    Year-to-date net income rose to $1.29 million ($0.32 per basic and $.0.31 per diluted share) from $870,000 ($0.21 per basic and diluted share) in the first half of 2004, a 48.5% increase.
    Chairman and CEO Richard M. Lerner noted that year-over-year quarterly earnings have improved by 48%, 50%, and 47% in the most recent three quarters. "That performance compares extremely favorably to our industry peers and is confirmation, we believe, of the soundness of our strategy. We believe it is also a reflection of the substantial progress we have made in recent years growing the Company's asset base, improving efficiency, and preserving asset quality," Lerner said.
    The Company reached a new milestone in the 2nd quarter as assets surpassed $300 million for the first time. Total assets at June 30, 2005 amounted to $316.4 million, up 11.3% from $284.2 million at December 31, 2004.
    The increase in total assets was funded by $28.3 million in deposit growth since year-end 2004, a 12.5% increase. Core deposits (comprised of demand deposit, NOW, savings, and money market accounts) increased by $15.9 million or 11.1% while certificates of deposit grew by $12.4 million or $13.5%. Repurchase agreement balances also rose by $2.4 million or 29.9% since year-end 2004.
    In the first six months of 2005, loan balances increased by $5.8 million or 2.8%. Real estate loans accounted for the majority of the growth, with commercial mortgages up by $7.5 million. Offsetting this increase were reductions of $1.2 million in installment loans and $0.6 million in construction loans.
    "Loan volume actually tapered off in the 2nd quarter," said Lerner, "as the rising prime rate and a flattened yield curve led to a softening in loan demand and an intensification of price competition for quality credits. This resulted in lower than projected new growth."
    "We expect these conditions to be temporary, though, as our local economy remains strong and we are beginning to see signs of renewed loan demand," Lerner added.
    New loan production was also affected by the return of record low mortgage rates, which prompted construction loan customers to opt for long-term fixed rate financing in the secondary market rather than converting to one of the Bank's adjustable rate mortgage products upon completion of construction.
    Home equity loan balances were also impacted as customers were able to leverage the escalation in local real estate values to consolidate first and second mortgages and refinance in the secondary market. Although these factors dampened new loan production, the Bank still benefited from the refinancing activity as fees earned on brokered mortgage loans increased by 40.0% compared to the 2nd quarter of last year.
    In the three months ended June 30, 2005, average interest-earning assets grew to $287.1 million from $236.0 million in the 2nd quarter of 2004, with total interest income improving by $1.0 million or 32.1%. The yield on earning assets increased to 5.92% in the quarter just ended compared to 5.45% in the same period of 2004.
    Average interest-bearing liabilities increased to $243.6 million in the 2nd quarter from $198.3 million in the same period last year due to higher deposit volume and an additional $10 million borrowed from the Federal Home Loan Bank in October of 2004. Total interest expense increased by $518,000 or 60.4% as the Company's cost of interest-bearing liabilities rose to 2.27% from 1.74% in the 2nd quarter of last year. Contributing factors were rising short-term interest rates and competition for local deposits.
    Second quarter net interest income rose by $508,000 or 21.7%, with the net interest margin holding steady at 3.99% compared to 3.98% in the 2nd quarter of 2004.
    The Bank recognized a provision for credit losses of $75,000 in the 2nd quarter, bringing the allowance for credit losses at June 30, 2005 to $2,023,000 or 0.96% of total gross loans. Nonperforming assets of $331,000 accounted for 0.16% of total gross loans at quarter-end, and the allowance for credit losses provided 6:1 coverage of nonperforming assets.
    Noninterest income decreased by $11,000 or 2.1% for the quarter as transaction-based deposit fees decreased $47,000, offset partially by increases in VISA debit card fees and mortgage banking fees.
    Noninterest expense rose by a total of $121,000 or 5.8% for the three months ended June 30, 2005 compared to the same period last year. Rising benefit costs and higher payroll taxes accounted for a $60,000 increase in compensation expense, while occupancy and equipment expense jumped $36,000 as a result of costs incurred to move the Bank's Kent Island branch to a temporary facility while a new building is being constructed. A new state-of-the-art retail banking center is now under construction on the site of the old branch and is scheduled to open in early 2006.
    At June 30, 2005, total stockholders' equity amounted to $19.9 million, up 6.4% from $18.7 million at year-end 2004. Book value per share at the end of the 2nd quarter was $4.90.
    The per share financial information contained in this release gives effect to a 4-for-3 stock split declared by the Annapolis Bancorp Board of Directors on October 19, 2004 and paid on December 3, 2004.

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The Bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

    Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.




               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
              as of June 30, 2005 and December 31, 2004
                                ($000)


                                          (Unaudited)     (Audited)
                                            June 30,     December 31,
                                              2005           2004
                                         -------------- --------------
Assets
  Cash and due                           $       8,636  $       7,455
  Federal funds sold                            27,446          7,213
  Investments                                   59,093         54,440
  Loans, net of allowance                      207,921        202,296
  Acc int rec                                    1,196          1,061
  Def inc taxes                                    766            490
  Premises and equip                             6,924          6,998
  Investment in BOLI                             3,573          3,510
  Other assets                                     803            732
                                         -------------- --------------
    Total Assets                         $     316,358  $     284,195
                                         ============== ==============

Liabilities and Stockholders' Equity
 Deposits
  Noninterest bearing                    $      45,093  $      39,473
  Interest bearing                             209,991        187,361
                                         -------------- --------------
    Total deposits                             255,084        226,834
  Sec under agree to repurchase                 10,267          7,901
  Other borrowed funds                          25,000         25,000
  Junior subordinated debentures                 5,000          5,000
  Acc int & acc exp                              1,093            798
                                         -------------- --------------
    Total Liabilities                          296,444        265,533

Stockholders' Equity
  Common stock                                      41             41
  Paid in capital                               13,059         12,986
  Retained Earnings                              7,169          5,877
  Comprehensive income                            (355)          (242)
                                         -------------- --------------
    Total Equity                                19,914         18,662
                                         -------------- --------------
    Total Liabilities and Equity         $     316,358  $     284,195
                                         ============== ==============



               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
   for the Three and Six Month Periods Ended June 30, 2005 and 2004
                             (Unaudited)
                (In thousands, except per share data)


                        For the Three Months     For the Six Months
                           Ended June 30,         Ended June 30,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------

Interest Income
  Loans                $    3,556  $    2,806  $    6,923  $    5,464
  Investments                 526         370       1,049         711
  Federal funds sold          140          20         194          36
                       ----------- ----------- ----------- -----------
    Total int inc           4,222       3,196       8,166       6,211

Interest expense
  Deposits                  1,021         618       1,848       1,211
  Sec sold under agree
   to repurch                  66          34         117          67
  Borrowed funds              210         151         417         269
  Junior debentures            79          55         151         109
                       ----------- ----------- ----------- -----------
    Total int exp           1,376         858       2,533       1,656
      Net int inc           2,846       2,338       5,633       4,555

  Provision                    75          50         220         125
                       ----------- ----------- ----------- -----------

  Net int inc after
   prov                     2,771       2,288       5,413       4,430

NonInterest Income
  Service charges             302         342         596         647
  Mortgage banking             91          65         149         116
  Other fee income            115         112         229         249
                       ----------- ----------- ----------- -----------
    Total nonint inc          508         519         974       1,012

NonInterest Expense
  Personnel                 1,235       1,174       2,455       2,316
  Occ and equip               271         235         556         472
  Data processing exp         223         228         443         451
  Other operating exp         472         443         886         845
                       ----------- ----------- ----------- -----------
    Total Nonint Exp        2,201       2,080       4,340       4,084

Income before taxes         1,078         727       2,047       1,358
Income tax expense            406         270         755         488
                       ----------- ----------- ----------- -----------
Net income             $      672  $      457  $    1,292  $      870
                       =========== =========== =========== ===========


Basic EPS              $     0.17  $     0.11  $     0.32  $     0.21
                       =========== =========== =========== ===========
Diluted EPS            $     0.16  $     0.11  $     0.31  $     0.21
                       =========== =========== =========== ===========
Book value per share   $     4.90  $     4.19  $     4.90  $     4.19
                       =========== =========== =========== ===========
Avg fully diluted
 shares                 4,182,220   4,130,113   4,181,810   4,148,375
                       =========== =========== =========== ===========



               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)


                        For the Three Months     For the Six Months
                           Ended June 30,          Ended June 30,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Performance Ratios
 (annualized)
  Return on average
   assets                    0.86%       0.71%       0.86%       0.70%
  Return on average
   equity                   13.34%       9.95%      13.34%      10.33%
  Average equity to
   average assets            6.38%       7.09%       6.42%       6.88%
  Net interest margin        3.99%       3.98%       4.03%       4.02%
  Efficiency ratio          65.62%      72.80%      65.69%      73.36%

Other Ratios
  Allow for credit
   losses to loans           0.96%       0.91%       0.96%       0.91%
  Nonperforming to
   gross loans               0.16%       0.01%       0.16%       0.01%
  Net charge-offs to
   avg loans                 0.01%       0.00%       0.01%       0.00%
  Tier 1 capital ratio       11.2%       11.2%       11.2%       11.2%
  Total capital ratio        12.1%       12.0%       12.1%       12.0%

Average Balances
  Assets                  306,930     235,617     299,516     245,271
  Earning assets          287,072     218,609     280,204     227,379
  Loans, gross            213,940     173,619     212,186     180,620
  Interest Bearing
   Liabilities            243,560     183,698     237,401     201,547
  Stockholders' Equity     19,594      16,704      19,233      16,878



    CONTACT: Annapolis Bancorp, Inc.
             Richard M. Lerner, 410-224-4455